Exhibit 10.41

FIFTH AMENDMENT TO OFFICE LEASE

THIS FIFTH AMENDMENT TO OFFICE LEASE (this “Fifth Amendment”) is entered into between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership (“Landlord”), and GAINSCO, INC., a Texas corporation (“Tenant”).

A.            Landlord, and Tenant executed that certain Office Lease dated as of May 3, 2005 (the “Original Lease”) covering certain space designated as Suite 1200, containing approximately 20,585 Rentable Square Feet on the 12th floor (the “Original Premises”) of the office building located at 3333 Lee Parkway, Dallas, Texas (the “Building”).

B.            The Original Lease has been amended by (i) that certain First Amendment to Lease dated July 13, 2005 (the “First Amendment”), pursuant to which the Tenant leased an additional 11,130 Rentable Square Feet on the 11th floor of the Building (the “First Preferential Space”); (ii) that certain Second Amendment to Lease dated September 23, 2005 (the “Second Amendment”), pursuant to which the Premises was expanded to include an additional 8,749 Rentable Square Feet (the “Expansion Space”); (iii) that certain Third Amendment to Office Lease dated October 27, 2005 (the “Third Amendment”) regarding use of certain conference facilities; and (iv) that certain Fourth Amendment to Office Lease executed by Landlord on January 25, 2006 (the “Fourth Amendment”) adding a Cabling Agreement as Exhibit G to the Lease.

C.           The Original Lease, as modified by the First Amendment, Second Amendment, Third Amendment and Fourth Amendment is hereinafter collectively referred to as the “Lease”.  The Original Premises as expanded by the First Preferential Space and Expansion Space collectively consists of 40,464 Rentable Square Feet (the “Current Premises”).

D.            Landlord and Tenant now desire to amend the Lease as set forth below.  Unless otherwise expressly provided in this Second Amendment, capitalized terms used in this Second Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             EXPANSION.  Tenant leases from Landlord an additional 11,656 Rentable Square Feet in Suite 700 on the 7th floor of the Building (the “Second Expansion Space”) as depicted on the attached Exhibit A. The Lease term for the Second Expansion Space shall commence upon April 1, 2007 (the “Second Expansion Space Commencement Date”), and shall run concurrent with the Term of the Lease.  Effective upon the Second Expansion Space Commencement Date the “Premises” shall be deemed to include the Current Premises and the Second Expansion Space for all purposes of the Lease, and will consist of a total of 52,120 Rentable Square Feet.  In connection with the foregoing, Landlord agrees that Tenant may enter the Second Expansion Space on or after February 17, 2007 for the sole purpose of installation of furniture, fixtures and equipment (the “Early Entry”) provided that such Early Entry is conducted in a manner as to not unreasonably interfere with any Landlord Work occurring in or around the Second Expansion Space, and further provided that such Early Entry shall be subject to all of the terms and conditions contained in the Lease (other than the payment of Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses), including, without limitation, Tenant’s insurance and indemnity obligations as contained in this Lease.  Prior to any such Early Entry, Tenant shall provide Landlord with certificates of insurance or other evidence acceptable to Landlord evidencing Tenant’s compliance with its insurance obligations.  In the event that Tenant’s Early Entry interferes with the Landlord Work or otherwise disrupts Landlord’s operations or the operations of other tenants in the Building, Landlord may terminate Tenant’s right to Early Entry, and any delay in the Landlord Work attributable to such Early Entry will be deemed a Tenant Delay as provided in the attached Work Letter.

3333 LEE PARKWAY / GAINSCO, INC.

Fifth Amendment to Office Lease

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2.         RENT

(a)           Base Rent for the Second Expansion Space.  Commencing upon the Second Expansion Space Commencement Date and continuing through the Expiration Date (“SESCD” and “ED”, respectively in the table below), the Base Rent due and payable for the Second Expansion Space shall be as follows:

Period	Annual Rate Per RSF	Monthly Base Rent
SESCD through ED	$23.50	$22,826.33

(b)           Payment.  All rental shall be paid in accordance with the terms and provisions of the Lease, as modified by this Fifth Amendment.

3.          BASE YEAR        The Base Year for Operating Expenses in connection with the Second Expansion Space shall be the 2007 calendar year.

4.          EARLY TERMINATION.  Tenant shall continue to have the option to terminate its lease of the Original Premises and First Preferential Space on the terms and conditions provided for in Section 3.D of the Original Lease.  In addition, Tenant shall have the option to terminate its lease of the Expansion Space on the same terms and conditions set forth in Section 4 of the Second Amendment. Furthermore, Tenant shall have the option to terminate its lease of the Second Expansion Space on the same terms and conditions provided for in Section 3.D of the Original Lease, except the termination of the lease of the Second Expansion Space shall be conditioned on the payment of six (6) times (instead of four [4] times) the Base Rent payable for the Second Expansion Space for the month immediately preceding the Termination Date.  Tenant shall have the option to terminate its lease of the Original Premises, the First Preferential Space, the Expansion Space and the Second Expansion Space separately, or all at the same time.

5.         CONDITION OF THE SECOND EXPANSION SPACE.  TENANT ACCEPTS THE SECOND EXPANSION SPACE IN ITS “AS-IS” CONDITION, AND LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT THERETO, except that Landlord shall cause leasehold improvements to be performed in the Second Expansion Space in accordance with the Work Letter attached as Exhibit B.

6.          RIGHT OF FIRST REFUSAL.  Tenant shall the Right of First Refusal as set forth in the Rider No. 1 attached to this Fifth Amendment.

7.          PARKING.  Effective as of the Second Expansion Space Commencement Date, Tenant shall be entitled to an additional 38 parking permits which allow access to unreserved spaces in Parking Facilities.  Any charges for such permits shall be abated for the initial Term of the Lease.

8.          BROKERS.  Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Fifth Amendment.  Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Tenant in connection with this Fifth Amendment.

9.             TIME OF THE ESSENCE.  Time is of the essence with respect to Tenant’s execution and delivery of this Fifth Amendment to Landlord.  If Tenant fails to execute and deliver a signed copy of this Fifth Amendment to Landlord by 5:00 p.m., February 7, 2007, this Fifth Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s

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acceptance, execution and return of this Fifth Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

10.          MISCELLANEOUS.  This Fifth Amendment shall become effective only upon its full execution and delivery by Landlord and Tenant.  This Fifth Amendment contains the parties’ entire agreement regarding the subject matter covered by it and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter.  There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Fifth Amendment.  All exhibits referenced in this Fifth Amendment are incorporated by reference and made a part hereof for all purposes.  Except as modified by this Fifth Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Fifth Amendment, shall be binding upon and shall inure to the benefit of Landlord and Tenant, their successors and permitted assigns.

11.          RATIFICATION.  Tenant confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

12.          CONTINGENCY.  The effectiveness of this Fifth Amendment is contingent upon the termination of any leases and other agreements currently encumbering the Second Expansion Space.  If such terminations are not effected to allow sufficient time for Landlord to meet it’s obligations under this Fifth Amendment, at Landlord’s option, this Fifth Amendment will be void and of no force or effect.

LANDLORD AND TENANT enter into this Fifth Amendment as of the Effective Date specified below Landlord’s signature.

TENANT:	LANDLORD:

GAINSCO, INC., a Texas corporation	CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership

By:	/s/ Glenn W. Anderson	By:	CRE Management VIII, LLC,
	Name: Glenn W. Anderson		a Delaware limited liability company,
	Title: President and CEO		its General Partner

By:	Crescent Real Estate Equities, Ltd., a Delaware corporation, its Manager

By:	/s/ Michael S. Lewis
Name: Michael S. Lewis
Title: Senior Vice President
Leasing & Marketing

Effective Date: February 7, 2007

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Exhibit B

WORK LETTER

This Work Letter is attached as an Exhibit to the Fifth Amendment to Lease (the “Fifth Amendment”) between CRESCENT REAL ESTATE FUNDING VIII, L.P., as Landlord, and GAINSCO, INC., as Tenant, for the Premises, which contains 52,120 Rentable Square Feet, located on the 7th, 11th and 12th floors of the Building.  Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease.  In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1.             APPROVED CONSTRUCTION DOCUMENTS.

(a)           Tenant’s Information.  Within 10 days after the Effective Date of this Fifth Amendment, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Second Expansion Space, including Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant’s connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules (“Tenant’s Information”).

(b)           Construction Documents.  Following Landlord’s execution of the Fifth Amendment and receipt of Tenant’s Information, Landlord’s designated architectural/engineering firm shall prepare and submit to Tenant all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the “Construction Documents”).  In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant’s Information.  Landlord (or its designated representative) reserves the right to designate the location(s) of all of Tenant’s mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.

(c)           Approved Construction Documents.  Within 3 Business Days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or (ii) provide Landlord Tenant’s written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within 3 Business Days after receipt.  If Tenant fails to request changes within such 3 Business Day period, Tenant shall be deemed to have approved the Construction Documents.  Upon Tenant’s approval, the Construction Documents shall become the “Approved Construction Documents”.  By granting approval of the Construction Documents (whether such approval is expressly granted or deemed given as provided above), Tenant shall be deemed to have confirmed by means of calculations or metering that the available capacity of the Building electrical system will support Tenant’s electrical requirements.

2.             PRICING AND BIDS.  Landlord shall seek 3 competitive bids from general contractors from Landlord’s approved bidding list.  Tenant shall have the option of submitting the name of 1 general contractor for inclusion in the bidding process so long as such contractor is acceptable to Landlord.  Only subcontractors from Landlord’s approved subcontractor list shall be allowed to work on the mechanical, electrical and plumbing components of the Building.  Tenant shall be invited to the bid opening and

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allowed to participate in the selection of the successful bidder; provided Landlord shall make the final selection of the general contractor.

3.             LANDLORD’S CONTRIBUTIONS.  Landlord will provide a construction allowance not to exceed $18.00 multiplied by the Rentable Square Footage of the Second Expansion Space (the “Construction Allowance”), toward the cost of constructing the Landlord Work.   Payments shall be made directly to Landlord’s contractor performing the Landlord Work.  The cost of (a) all space planning, design, consulting or review services and construction drawings, (b) extension of electrical wiring from Landlord’s designated location(s) to the Second Expansion Space, (c) purchasing and installing all building equipment for the Second Expansion Space (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, and (f) an asbestos survey of the Second Expansion Space if required by applicable Law, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose.  Tenant acknowledges that an asbestos survey will probably be required by applicable Law and that the time required for such asbestos surveys should be incorporated in Tenant’s construction planning.  The Construction Allowance made available to Tenant under this Work Letter must be utilized for its intended purpose within 180 days of the Effective Date or be forfeited with no further obligation on the part of Landlord.

4.             CONSTRUCTION.

(a)           General Terms.  Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Second Expansion Space (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents.  Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors.  Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor.  In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties.  In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease.  Except with respect to the economic terms set forth in Paragraph 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Premises.  Tenant acknowledges that Tenant’s Information and the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion.  Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

(b)           ADA Compliance.  Landlord shall, as an Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas, and service areas), the Property’s parking facilities and all points of access into the Property.  Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees.  Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved

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Construction Documents for review by appropriate state agencies.  Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

(c)           Substantial Completion.  The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) has been performed.  Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter.  Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason.  Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the commencement of rental payments under the Lease.  “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including:  (i) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work.

5.             COSTS.

(a)           Change Orders and Cost Overruns.  Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders.  Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice.  In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 days of receipt of Landlord’s invoice for same.  Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received.  On or before the Commencement Date, and as a condition to Tenant’s right to take possession of the Second Expansion Space, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts.  Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease.

(b)           Construction Management Fee.  Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 3% of the aggregate contract price for the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any).  Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.

6.             ACCEPTANCE.  By taking possession of the Second Expansion Space, Tenant agrees and acknowledges that (a) the Premises are usable by Tenant as intended; (b) Landlord has no further obligation to perform any Landlord Work or other construction (except punchlist items, if any agreed upon by Landlord and Tenant in writing): and (c) both the Building and the Premises are satisfactory in all respects.

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RIDER NO. 1

RIGHT OF FIRST REFUSAL

Provided the Lease is then in full force and effect and no event of default, as defined in Article 18 of the Lease, shall have occurred, Tenant shall have the right of first refusal as hereinafter described to lease that portion of the space to be leased to a prospective tenant (the “Offered Space”) which is all or part of the remaining space on the 7th floor of the Building (the “Right of First Refusal Space”) at such time as Landlord engages in negotiations with a prospective tenant, exercisable at the following times and upon the following conditions:

1.             If Landlord enters into negotiations with a prospective tenant to lease the Offered Space, Landlord shall notify Tenant of such fact and shall include in such notice the rent, term, and other terms (including, but not limited to, finish out, moving allowances and design fees) at which Landlord is prepared to offer such Offered Space to such prospective tenant.  Tenant shall have a period of five (5) Business Days from the date of delivery of the notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Space.  If Tenant fails to give any notice to Landlord within the required five (5) business day period, Tenant shall be deemed to have waived its right to lease the Offered Space.

2.             If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant and upon the execution of such lease between Landlord and the prospective tenant this Right of First Refusal as to the Offered Space shall thereafter be null, void and of no further force or effect.

3.             If Landlord does not enter into a lease with such prospective tenant covering the Offered Space, Landlord shall not thereafter engage in other lease negotiations with respect to the Right of First Refusal Space without first complying with the provisions of this Rider No. 1.

4.             Upon the exercise by Tenant of its right of first refusal as provided in this Rider No. 1, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into an amendment to the Lease incorporating the Offered Space into the Premises for the rent, for the term, and containing such other terms and conditions as Landlord notified Tenant pursuant to Paragraph 1 above.

5.             Any assignment (other than in connection with a Permitted Transfer) or the subletting by Tenant of any portion of the Premises pursuant to Article 11 of the Lease shall terminate the right of first refusal of Tenant contained herein.  The right of first refusal granted herein is personal to GAINSCO, Inc. and shall not be assignable to any other person or entity.

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